Exhibit 5.2

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

AV. BRIGADEIRO FARIA LIMA, 3311 7° ANDAR

04.538-133 SÃO PAULO – SP – BRAZIL

TEL: +55 11 3708 1820

FAX: +55 11 3708 1845

                         June 15, 2012

Embraer S.A.

Avenida Brigadeiro Faria Lima, 2170

12227-901 São José dos Campos, São Paulo, Brazil

Re:	Embraer S.A. — US$500,000,000 5.150% Notes due 2022

Ladies and Gentlemen:

We have acted as special United States counsel to Embraer S.A., a corporation (sociedade por ações) organized under the laws of the Federative Republic of Brazil (“Embraer”), in connection with the preparation of the Registration Statement on Form F-3 (File No. 333-182039) (the “Registration Statement”), filed by Embraer with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”). The Registration Statement relates to the offering of US$500,000,000 5.150% Notes due 2022 of Embraer (the “Securities”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon:

(a) the Registration Statement;

(b) an executed copy of the Indenture, dated as of June 15, 2012 (the “Base Indenture”), and the First Supplemental Indenture, dated as of June 15, 2012 (together with the Base Indenture, the “Indenture”), in each case between Embraer and The Bank of New York Mellon, as trustee (the “Trustee”);

(c) an executed copy of the Underwriting Agreement — Basic Provisions, dated June 12, 2012 (the “Underwriting Agreement — Basic

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Embraer S.A.

June 15, 2012

Provisions”), and the Terms Agreement, dated June 12, 2012 (together with the Underwriting Agreement — Basic Provisions, the “Underwriting Agreement”), in each case among Embraer, Citigroup Global Markets Inc., Itau BBA USA Securities, Inc. and Morgan Stanley & Co. LLC;

(d) the global certificate evidencing the Securities; and

(e) an executed copy of the Cross-Receipt by which Citigroup Global Markets Inc., Itau BBA USA Securities, Inc. and Morgan Stanley & Co. LLC have acknowledged receipt of the Securities, and Embraer has acknowledged receipt of funds representing payment in full for the Securities.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Embraer and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of Embraer and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Embraer and others and of public officials.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that the Securities are valid and binding obligations of Embraer, enforceable against Embraer in accordance with their terms.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of Embraer, (a) we have assumed that Embraer and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to Embraer regarding matters of the laws of the United States of America or the laws of the State of New York), (b) such opinion is subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in equity or at law) and, (c) such opinion is subject to the effect of

Embraer S.A.

June 15, 2012

judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We have further assumed that (i) the terms of all the Securities do not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over Embraer, (ii) the Indenture has been duly authorized, executed and delivered by Embraer and the Trustee, (iii) the Underwriting Agreement has been duly authorized, executed and delivered by the parties thereto, and (iv) Embraer has authorized the offering and issuance of the Securities and has authorized, approved and established the final terms and conditions thereof.

We do not express any opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

In addition, we note that (a) the enforceability in the United States of the waiver in Section 1.14 of the Indenture by Embraer of any immunities from court jurisdiction and from legal process is subject to the limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976 and (b) the designation in Section 1.14 of the Indenture of the U.S. federal courts located in the Borough of Manhattan, City of New York, New York as the venue for actions or proceedings relating to the Indenture and the Securities is (notwithstanding the waiver in Section 1.14) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such actions or proceedings.

We do not express any opinion as to the enforceability of Section 10.8 of the Indenture providing for indemnification by Embraer of the Trustee and the holders of Securities against any loss in obtaining the currency due to the Trustee or such holders of Securities from a court judgment in another currency.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the United States of America and the laws of the State of New York.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to Embraer’s Report on Form 6-K being filed on the date hereof, and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement and in the prospectus supplement, dated June 12, 2012, related thereto under the

Embraer S.A.

June 15, 2012

heading “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP